EXHIBIT 4.15

                           WARRANT ISSUANCE AGREEMENT

Adatom.com, Inc. agrees to issue 5,000,000 warrants in accordance with the attached Schedule A for the total joint venture specifically for the individual herein defined, U.S. stock market regulations and based on the approval of its shareholders to Victor W. Nee.


Agreed and accepted on behalf of Adatom.com, Inc. by:


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         NAME

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         PRINT

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         TITLE

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         DATE

EXHIBIT 4.15

                                                       Schedule A, Victor W. Nee
                                                CHINA / ADATOM.COM JOINT VENTURE
                                                     Warrants Issuance Agreement
                       5,000,000 warrants @ closing price per share on 2/23/2000
                                                     Anti Dilution provisions **
                                                       Life of Warrants 3/1/2004
                                                                VESTING SCHEDULE

% VESTED   NUMBER OF           VESTING EVENT            COST WHEN      GROSS VALUE AT    NET PROFIT AT     GROSS VALUE AT
            WARRANTS                                    EXERCISED     $10.00 PER SHARE  10.00 PER SHARE   $20.00 PER SHARE
             ISSUED
----------------------------------------------------------------------------------------------------------------------------
  10%        500,000    Upon signing of Exclusive      $2,187,500       $ 5,000,000       $2,812,500         $10,000,000
                        Agreement
  30%      1,500,000    Upon funding of a minimum      $6,562,500       $15,000,000       $8,437,500         $30,000,000
                        of $20,000,000.
  20%      1,000,000    Upon achieving $10,000,000     $4,375,000       $10,000,000       $5,625,000         $20,000,000
                        in Gross Sales *
  20%      1,000,000    Upon achieving first           $4,375,000       $10,000,000       $5,625,000         $20,000,000
                        profitable quarter *
  20%      1,000,000    Upon achieving                 $4,375,000       $10,000,000       $5,625,000         $20,000,000
                        $250,000,000 in Gross
                        Sales *

                                                    -------------------------------------------------------------------------
           5,000,000               TOTAL               $21,875,000      $50,000,000       $28,125,000       $100,000,000
                                                    =========================================================================

  NET PROFIT AT     GROSS VALUE AT      NET PROFIT AT     GROSS VALUE AT   NET PROFIT AT 40.00
 20.00 PER SHARE   $30.00 PER SHARE    30.00 PER SHARE   $40.00 PER SHARE       PER SHARE
------------------------------------------------------------------------------------------------
   $ 7,812,500       $15,000,000         $12,812,500        $20,000,000        $17,812,500

   $23,437,500       $45,000,000         $38,437,500        $60,000,000        $53,437,500

   $15,625,000       $30,000,000         $25,625,000        $40,000,000        $35,625,000

   $15,625,000       $30,000,000         $25,625,000        $40,000,000        $35,625,000

   $15,625,000       $30,000,000         $25,625,000        $40,000,000        $35,625,000



------------------------------------------------------------------------------------------------
   $78,125,000       $150,000,000       $128,125,000       $200,000,000       $178,125,000
================================================================================================

                                   assumes price of            $4.375

             * All events based on accounting in a separate Adatom.com, Inc.
               division or subsidiary.

            ** In case Adatom.com Inc. shall hereafter pay a dividend or make a distribution on its Common Stock in shares of its capital stock, subdivide its outstanding shares of Common Stock, or combine its outstanding shares of Common Stock into a smaller number of shares, the holder of these warrants shall be entitled to receive the number of Warrant shares which the holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto.



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